Exhibit 99.1

UPS ANNOUNCES ORGANIZATIONAL REALIGNMENT
Juan Perez and Scott Price to Retire

ATLANTA, March 1, 2022 – UPS (NYSE:UPS) announced today that Juan Perez, Executive Vice President and Chief Information and Engineering Officer is retiring after a distinguished career. Scott Price, Executive Vice President International, also is retiring from the company; both are effective March 31, 2022.

“Juan Perez has had a distinguished 32-year career at UPS. His list of accomplishments is long and includes the creation of our Advanced Technology Group, the launch of our smart package initiative, and the deployment of network planning tools that continue to be critical to our success. He also strengthened information security and led the successful digital transformation and modernization of IT at UPS. Scott’s tenure has also been impressive, leading first our transformation office, and more recently the growth and expansion of our international operations. We wish both Juan and Scott all the best in their next chapter,” said Carol B. Tomé, UPS chief executive officer.

“Given these retirements, we have an opportunity to streamline roles and responsibilities to optimize our organizational effectiveness, more fully leverage the talent of our senior leaders and unlock greater value for our customers and our shareowners. As a result, today we are announcing the following organizational realignment, including integrating Global Sales and Solutions into the U.S. and International business units,” said Tomé.

•Kate Gutmann, Chief Sales and Solutions Officer and Executive Vice President UPS Global Healthcare will move to a newly created role of Executive Vice President and President International, Healthcare and Supply Chain Solutions. These combined business units reported revenues of more than $37 billion in 2021. Kate will be responsible for these business units, including their operations and sales teams as well as global solutions and global sales operations. Kate’s current role will be eliminated as she takes on these broader responsibilities.

•Nando Cesarone, Executive Vice President and President U.S., including small package, transportation and the UPS Airline operations, will assume additional responsibility for U.S. sales as well as the company’s automotive, and global buildings and systems engineering groups.

•The company has an external search underway for a new leader for the role of Executive Vice President and Chief Information Officer, continuing UPS’s drive toward deeper digital integration across all our customer and people journeys.

“This realignment positions UPS to continue to do what we do best, and that’s deliver what matters. 2021 was a year of momentum for our company and we are off to a solid start in 2022 with these important organizational changes,” said Tomé.

About UPS

UPS (NYSE: UPS) is one of the world’s largest companies, with 2021 revenue of $97.3 billion, and provides a broad range of integrated logistics solutions for customers in more than 220 countries and territories. Focused on its purpose statement, “Moving our world forward by delivering what matters,” the company’s more than 534,000 employees embrace a strategy that is simply stated and powerfully executed: Customer First. People Led. Innovation Driven. UPS is committed to reducing its impact on the environment and supporting the communities we serve around the world. UPS also takes an unwavering stance in support of diversity, equality, and inclusion. More information can be found at www.ups.com, www.about.ups.com and www.investors.ups.com.

Contacts

UPS Media Relations: 404-828-7123 or pr@ups.com
UPS Investor Relations: 404-828-6059 (option 4) or investor@ups.com

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